Report of Independent Registered Public Accounting Firm on Schedules

The Board of Directors

Modern Woodmen of America

We have audited the statutory-basis balance sheets of Modern Woodmen of America (the Society) as of December 31, 2005 and 2004, and the related statutory-basis statements of operations, surplus and cash flow for each of the three years in the period ended December 31, 2005, and have issued our report thereon dated March 23, 2006 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules, listed in the Exhibit Index of this Registration Statement. These schedules are the responsibility of the Society’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Des Moines, Iowa

March 23, 2006

Schedule I – Summary of Investments

Other Than Investments in Related Parties

As of December 31, 2005

Type of Investment	Cost	Value	Amount at Which Shown in the Statement of Financial Position
	(In Thousands)
Bonds:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$1,529,753	$1,522,795	$1,529,753
States, municipalities, and political subdivisions	109,988	110,653	109,988
Foreign governments	5,622	5,878	5,622
Public utilities	1,334,215	1,383,092	1,334,215
All other corporate bonds	2,670,910	2,750,454	2,670,910
Mortgage and asset-backed securities	303,499	296,956	303,499

Total bonds	5,953,987	6,069,828	5,953,987

Equity securities:
Common stocks:
Public utilities	15,597	40,243	40,243
Banks, trust, and insurance companies	33,432	54,631	54,631
Industrial, miscellaneous, and all other	192,039	371,143	371,143
Non-redeemable preferred stock	4,062	2,945	4,062

Total equity securities	245,130	468,962	470,079

Mortgage loans	565,301		565,301
Real estate	43,779		43,779
Certificateholders’ loans	190,790		190,790
Other invested assets	50,330		45,644

Total investments	$7,049,317		$7,269,580

See accompanying report of independent registered public accounting firm.

Schedule III – Supplementary Insurance Information

As of December 31, 2005, 2004, and 2003, and for Each of the Years Then Ended

	Future Policy Benefits and Claims	Contractholder and Other Certificateholder Funds
	(In Thousands)
2005
Life and health insurance	$6,190,201	$29,581

2004
Life and health insurance	5,774,370	29,128

2003
Life and health insurance	5,290,931	29,007

Schedule III – Supplementary Insurance Information (continued)

As of December 31, 2005, 2004, and 2003, and for Each of the Years Then Ended

	Premiums and Other Considerations	Net Investment Income (1)	Benefits, Claims, and Settlement Expenses	Other Operating Expenses (1)
	(In Thousands)
2005
Life and health insurance	$646,700	$403,737	$838,221	$169,385

2004
Life and health insurance	689,888	392,626	863,565	175,380

2003
Life and health insurance	772,271	388,432	938,212	164,275

(1)	Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change if different methods were applied.

See accompanying report of independent registered public accounting firm.

Schedule IV – Reinsurance

As of December 31, 2005, 2004, and 2003, and for Each of the Years Then Ended

	Gross Amount	Ceded to Other Companies	Net Amount
	(In Thousands)
2005
Life insurance in force	$31,260,674	$5,729,185	$25,531,489

Premiums:
Life insurance	$668,133	$(27,178)	$640,955
Supplemental contracts involving life contingencies	5,541	—	5,541
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	211	(7)	204

Total	$673,885	$(27,185)	$646,700

2004
Life insurance in force	$30,344,788	$5,225,480	$25,119,308

Premiums:
Life insurance	$706,952	$(23,058)	$683,894
Supplemental contracts involving life contingencies	5,764	—	5,764
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	239	(9)	230

Total	$712,955	$(23,067)	$689,888

2003
Life insurance in force	$29,289,700	$4,653,153	$24,636,547

Premiums:
Life insurance	$777,112	$(11,441)	$765,671
Supplemental contracts involving life contingencies	6,344	—	6,344
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	268	(12)	256

Total	$783,724	$(11,453)	$772,271

See accompanying report of independent registered public accounting firm.